August 19, 1999


Mr. James J. Burns
390 Dogwood Lane
Manhasset, NY 11030

Dear Jim:

We are pleased to confirm your agreement to join Wellsford Real Properties, Inc. as a Senior Vice President and Chief Accounting Officer, effective October 1, 1999. Your base salary will be at the annual rate of $200,000, and you will be eligible for a management bonus at the discretion of the Compensation Committee. The current guideline for a management bonus for your position is 50% of base compensation, prorated of course for any partial calendar year during which the term of your employment commences or terminates. Salaries for all employees are reviewed each December, and yours would be reviewed as part of that regular process, beginning in December 2000. Bonuses are considered at the end of each calendar year and paid early the following year, and frequently are paid in a combination of vested stock and cash. While the final decision rests with the Committee, we will recommend at least a guideline bonus to the Committee your first year, and of course the Committee may consider more generous grants depending on individual and company performance.

You will be entitled to all of the employee benefit plans available generally to our employees, and in addition we will stipulate that you will be entitled to five weeks vacation per annum (which is more than our norm), preserving the vacation period you now have at E & Y. At your election you may continue your E & Y health coverage, and the Company will reimburse you for what its contribution would have been towards the coverage you decline.

In the event you are terminated without cause, you will be entitled to receive the amount of salary you would have received had your employment continued until September 30, 2001 at your then current rate of salary, less any salary payments previously made to you. This employment commitment will be deemed to automatically extend in one year increments as of September 30, 2001 and each September thereafter until September 2003 unless notice is given to you by the Company, or to the Company by you, at least 90 days prior to such anniversary date, that one party or the other does not wish to continue the commitment.

We will recommend to the Wellsford Board of Directors at its next regular meeting the granting of options on 50,000 shares of Wellsford Real Properties, Inc. common stock, vesting in equal increments over five years and exercisable at the fair market value of such common stock on the date of grant. In the event of a "change of control" (as defined by the Company for other senior officers), any of these shares which were not vested would become vested.

It is a pleasure to welcome you to our Company, and I look forward to working with you!

Yours sincerely,

/s/ Rodney F. Du Bois
---------------------
Rodney F. Du Bois
Vice Chairman

                            Agreed and accepted:
                             /s/ James J. Burns                  8/25/99
                            ---------------------               ---------
                            James J. Burns                      Date

cc:      Jeffrey H. Lynford, Chairman
         Edward Lowenthal, President


                              Exhibit 10.88 Page 1
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